                                                                     Exhibit D-3

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                             November 30, 2001

David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426


                     RE: Agreements Among ETrans LLC, Pacific Gas and Electric Company, and Electric Generation, LLC
                          -----------------------------------------------------

Dear Mr. Boergers:

          Pursuant to Section 205 of the Federal Power Act ("FPA"), 16 U.S.C.
(S) 824d, and Part 35 of the Commission's regulations, 18 C.F.R. Part  35
(2000), ETrans LLC ("ETrans") and Pacific Gas and Electric Company as the reorganized debtor ("Reorganized PG&E") (together, "Applicants") hereby submit for filing the following agreements:


    1. a Back-to-Back Agreement between ETrans and Reorganized PG&E ("Back-to-Back Agreement"),

    2. a Transmission Availability Agreement for Offsite Power Supply between ETrans and Electric Generation, LLC ("Gen") ("Transmission Availability Agreement"),

    3. an Interconnection Agreement between ETrans and Reorganized PG&E (the "Load IA") providing for the interconnection between ETrans and Reorganized PG&E's load serving facilities,

    4. an Interconnection Agreement between ETrans and Gen (the "Gen IA") providing for the interconnection between ETrans and Gen's generation facilities,

David P. Boergers
November 30, 2001
Page 2


    5. an Interconnection Agreement between ETrans and Reorganized PG&E (the "Hunters/Humboldt Generation IA") providing for the interconnection between ETrans and Reorganized PG&E's retained generation facilities, and

    6. an Interconnection Agreement between Reorganized PG&E and Gen (the "Distribution Level Generation IA") providing for the interconnection between Reorganized PG&E's distribution level facilities and Gen's generation facilities (collectively, these six agreements are referred to as the "Agreements").

Specifically, the Back-to-Back Agreement, Transmission Availability Agreement, Load IA, Gen IA, and Hunters/Humboldt IA are being filed as ETrans rate schedules or service agreements./1/ The Back-to-Back Agreement/2/ and Distribution Level Generation IA are being filed as rate schedules and service agreements of Reorganized PG&E./3/

          The Agreements have been established as part of the plan of reorganization ("Plan") filed by Pacific Gas and Electric Company ("PG&E") under Chapter 11 of the United States Bankruptcy Code, which was filed with the United States Bankruptcy Court for the Northern District of California ("Bankruptcy Court") on September 20, 2001. This is one of a number of filings being made

_____________________________

/1/ The Commission has held that interconnection is an element of transmission service and, correspondingly, that interconnection agreements must be filed as service agreements under a transmission provider's transmission tariff. See, e.g. Tennessee Power Co., 90 FERC (P) 61,238 (2000); Southwest Power
     ---  ------------------------                             ---------------
     Pool, Inc., 92 FERC (P) 61,109 (2000). Accordingly, the Load IA,
     ----  ----
     Hunters/Humboldt Generation IA, and Gen IA are being filed as Service Agreement Nos. 21-23 to the PG&E Transmission Owner Tariff, Pacific Gas and Electric Company FERC Electric Tariff, Sixth Revised Volume No. 5, which will be transferred to ETrans.

/2/ The Back-to-Back Agreement is being filed as a rate schedule of both PG&E and ETrans because both entities provide jurisdictional services under it. Two copies of the identical agreement are being filed, one with the Order No. 614 designations for the ETrans rate schedule and one with the Order No. 614 designations for the Reorganized PG&E rate schedule. Designation of
                                                                  --------------
     Elec. Rate Schedule Sheets, Order No. 614, FERC Stats. & Regs. (P) 31,096
     ----------
     (2000).

/3/ The Distribution Level Generation IA is being filed as Service Agreement No. 6 to PG&E's Wholesale Distribution Tariff, Pacific Gas and Electric Company FERC Electric Tariff, Original Volume No. 4, which will be retained by Reorganized PG&E.

David P. Boergers
November 30, 2001
Page 3


contemporaneously that will implement the various components of the Plan. Taken together, the filings and agreements will restructure PG&E into separate, affiliated generation, transmission, and gas companies, and a separate, unaffiliated distribution company. The Plan, and related filings, are discussed further below.

          Each of the Agreements represents an important part of implementing the Plan. They define important relationships between the disaggregated companies related to interconnection, existing contracts, and Nuclear Regulatory Commission ("NRC") requirements for the Diablo Canyon Nuclear Power Plant ("DCPP"). Applicants accordingly are filing these Agreements now, contemporaneously with, among other things, the FPA Section 203 filing being made by PG&E and PG&E Corporation to implement the Plan. The proposed effective date is the effective date of the Plan, which is anticipated on or before December 31, 2002. Any other jurisdictional agreements (or amendments thereto) associated with the reorganization will be filed not less than 60 days prior to consummation of the Plan.

I.   BACKGROUND AND REASONS FOR THIS FILING

     A.   The PG&E Plan of Reorganization
          -------------------------------

          As the Commission is aware, PG&E filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on April 6, 2001. PG&E's goal was to halt the deterioration of its financial position, restore the company to financial health, and continue supplying electricity and gas in the normal course of business. A Chapter 11 case was commenced, and on September 20, 2001, PG&E filed the Plan and a Disclosure Statement with the Bankruptcy Court.

          The Plan involves a system-wide corporate restructuring of PG&E Corporation and a complete restructuring of PG&E's businesses and operations. Through the proposed restructuring, PG&E anticipates that value created will provide necessary cash and increased debt capacity to enable it to repay valid creditor claims, restructure existing debt, and emerge from the Chapter 11 bankruptcy case. PG&E anticipates that the restructuring will create new businesses, including ETrans and Gen, that will be financially sound going forward.

          Pursuant to the Plan, PG&E will disaggregate its current businesses and divide its operations and assets among four separate operating companies. PG&E will contribute certain assets to each of the entities. The majority of the assets associated with the current electric transmission business of PG&E will be contributed to ETrans, the majority of the assets associated with the generation business of PG&E will be contributed to Gen and its subsidiaries, and PG&E's interstate gas transmission and storage assets will be contributed to GTrans, LLC ("GTrans"). In addition, PG&E has created a separate corporation called Newco

David P. Boergers
November 30, 2001
Page 4


Energy Corporation ("Newco") to hold the membership interests of each of ETrans, Gen, and GTrans. PG&E is the sole shareholder of Newco. After the assets are transferred to the newly formed entities, PG&E will declare and pay a dividend of the outstanding common stock of Newco to PG&E Corporation, and each of ETrans, GTrans, and Gen will thereafter be an indirect, wholly-owned subsidiary of PG&E Corporation.

          While certain other assets of PG&E will be sold, the remaining assets will be retained by PG&E. PG&E, as a reorganized company, will continue to conduct local electric and gas distribution operations and associated customer services. Upon consummation of the disaggregation of PG&E's business as described above, PG&E Corporation (which will change its name as part of the Plan) will declare a dividend and distribute all of the common stock of PG&E to its public shareholders, effectively separating PG&E from PG&E Corporation (and ETrans, GTrans, and Gen).

     B.   The Need for the Agreements
          ---------------------------

          Following the restructuring of PG&E, there will be a number of services required or desired, as well as relationships that must be defined, among ETrans, PG&E, and Gen. The Agreements being filed herein represent jurisdictional agreements that are integral to the post-reorganization relationship between the companies or are important for other reasons, such as to continue the service provided to wholesale customers today under their existing contracts or to maintain NRC requirements necessary for the safe operation of DCPP. PG&E is filing these agreements now to facilitate timely Commission consideration and approval of the overall package of filings related to the Plan that are being filed today (see Section C).

          Applicants expect that there will be other jurisdictional agreements (or amendments thereto) filed in the future under Section 205 to implement certain aspects of the Plan. For example, to the extent that one of the disaggregated business lines provides jurisdictional operation and maintenance services to the others following consummation of the Plan, the related agreements will be filed with the Commission for approval under Section 205. Other filings could include any amendments to PG&E's ISO-related tariffs that are necessary to accommodate the assignment of these tariffs to ETrans. Any such agreements or amendments will be filed not later than 60 days prior to consummation of the Plan.

David P. Boergers
November 30, 2001
Page 5


     C.   Other Related Filings Being Made Today
          --------------------------------------

          In addition to approval of the Plan by the Bankruptcy Court, among other filings that are being made, one or more of PG&E, Gen (and its affiliates), ETrans, and PG&E Corporation are seeking contemporaneously herewith the following authorizations from the Commission under the FPA:

  . under Section 203, the transfer of certain Commission-jurisdictional facilities to ETrans and Gen;

  . pursuant to Section 8, PG&E's transfer of all of its Commission-licensed hydroelectric projects to subsidiaries of Gen (with the exception of certain non-primary transmission line segments, for which the applicants are requesting Commission approval to transfer title to ETrans subject to use rights in the proposed new licensees) and transmission line only licenses to ETrans;

  . under Section 204, certain issuances of securities and assumptions of liability by PG&E, Gen, and ETrans; and

  . under a separate Section 205 filing, a power sales agreement pursuant to which Gen will sell power to Reorganized PG&E./4/

PG&E and PG&E Corporation also will seek declaratory orders that the proposed transaction does not violate Section 12 of the Natural Gas Act or Section 305(a) of the FPA, and that the subsidiaries of Gen are not jurisdictional public utilities under Section 201(e) of the FPA, and, in the future, for reclassification of certain assets to be transferred to ETrans./5/ Approvals or notices necessary to comply with FPA Section 305(b) for new officers and directors holding interlocking directorates also will be sought in the future, if they become necessary.

          In addition to authorizations from this Commission, PG&E and PG&E Corporation will seek the approval of the U.S. Securities and Exchange Commission under Section 9(a)(2) of the Public Utility Holding Company Act of

___________________________

/4/  In addition, GTrans is making a number of filings under the Natural Gas
     Act.

/5/ There are certain limited, discrete facilities - primarily associated with substations that interconnect the transmission and distribution systems - that may require reclassification to ensure that ETrans and Reorganized PG&E, respectively, can safely operate the transmission and distribution systems following consummation of the Plan.

David P. Boergers
November 30, 2001
Page 6


1935, 15 U.S.C. (S) 79i(a)(2), (because the transaction will result in the ownership by PG&E Corporation of more than one public-utility company), and the NRC, for the transfer of DCPP to a subsidiary of Gen and the indirect transfer of the Humboldt nuclear power plant as a result of the spin-off of PG&E from PG&E Corporation. Application to transfer environmental permits, rights of way over federal lands, and minor licenses and permits necessary to implement the transaction will be made to other federal, state, and local agencies as required.

          PG&E hopes to make the necessary filings and obtain all of the necessary approvals to effectuate the Plan by the end of 2002.

     D.   Filing of Unexecuted Agreements
          -------------------------------

          Pending Bankruptcy Court approval of the Plan, the Agreements are being filed unexecuted. Once the Plan is approved, the Agreements will be executed and filed. Such filing will be made prior to the effective date of the Agreements.

II.  DISCUSSION

          Each Agreement being filed herewith is discussed below. In addition, the Agreements are discussed and supported in the attached Direct Testimony of Judi K. Mosley, PG&E's Director of Interconnection Services.

     A.   Back-to-Back Agreement
          ----------------------

          The primary purpose of the Back-to-Back Agreement is to enable PG&E's reorganized business lines to continue to provide service under the rates, terms, and conditions of PG&E's existing wholesale contracts. PG&E currently provides a substantial amount of unbundled transmission service to its wholesale customers under agreements that pre-date the California Independent System Operator ("California ISO"). These agreements are referred to as PG&E's "Existing Contracts." Some of the Existing Contracts will be assigned to ETrans, the entity that will own PG&E's transmission assets and that will be the "Participating Transmission Owner" ("PTO") under the ISO Tariff. Others, however, will remain with Reorganized PG&E because they provide a range of services that are more akin to, or are integrated with, the service provided to PG&E's retail customers. (These are referred to herein as the "Reorganized PG&E Contracts.") In either case, PG&E's Existing Contracts will be honored following implementation of the Plan.

          The Back-to-Back Agreement provides Reorganized PG&E the ability to continue to provide service under the Reorganized PG&E Contracts pursuant to the rates, terms, and conditions set forth therein. The Agreement is necessary because Reorganized PG&E will not own transmission facilities and will

David P. Boergers
November 30, 2001
Page 7


not have a contractual relationship with the California ISO as a transmission owner. Specifically, the California ISO has accommodated Existing Contracts by accepting them as "Encumbrances" under the ISO transmission tariff and complying with operational protocols established to permit continued service under those agreements. To continue that treatment, the Back-to-Back Agreement requires ETrans, as the PTO that will be party to the Transmission Control Agreement ("TCA") with the California ISO, to use all reasonable efforts to maintain the Reorganized PG&E Contracts as Encumbrances and to update the operational protocols that have been established for the Reorganized PG&E Contracts. Back-to-Back Agreement, (S) 2.1.1. The result is that Reorganized PG&E can continue to provide service under its Existing Contracts pursuant to the rates, terms, and conditions in those agreements. It is important to note in this regard that the Back-to-Back Agreement specifically provides that no additional Encumbrances, Existing Contracts, or "Existing Rights" are being established by the Agreement itself. Id. (S) 2.1.2. The Back-to-Back Agreement thus does not
                      ---
result in any additional grandfathered treatment of contracts.

          The Back-to-Back Agreement also allows ETrans to continue to provide service pursuant to the rates, terms, and conditions of certain Existing Contracts assigned to it under which wholesale distribution service is offered (referred to herein as "ETrans Contracts"). Because Reorganized PG&E, not ETrans, will own the distribution facilities over which wholesale distribution service must be provided, ETrans must arrange for such service with Reorganized PG&E. The Back-to-Back Agreement provides the arrangements for such service in a manner that continues the existing treatment of these ETrans Contracts. Specifically, the Back-to-Back Agreement obligates Reorganized PG&E to use all reasonable efforts to provide such service to ETrans under the same rates, terms, and conditions as are included in the ETrans Contracts. Id. (S) 3.1.
                                                                ---
Again, these arrangements will ensure that ETrans will be able to meet its obligations under the ETrans Contracts, and that customers under those contracts will continue to receive the same service they do today, without expanding grandfathering.

          The other purpose of the Back-to-Back Agreement is to give ETrans all rights PG&E currently has to transmission services under PG&E's Contract No. 2947A with the federal Western Area Power Administration ("WAPA"). Id. (S)2.4.
                                                                   ---
As explained in the testimony of Mr. Metague in the contemporaneous Section 203 filing, Contract No. 2947A will remain with Reorganized PG&E. That contract includes rights for PG&E to receive transmission services that currently are "Entitlements" under the California ISO tariff./6/ As Entitlements, those transmission

_____________________

/6/ These transmission services involve the use of one of the two line segments of the Pacific AC Intertie extending across the California-Oregon border.

David P. Boergers
November 30, 2001
Page 8


rights have been placed under the California ISO's operational control pursuant to the TCA and are made available to all users of the California ISO's grid under its open-access tariff. The Back-to-Back Agreement will ensure that PG&E's transmission rights under Contract No. 2947A will remain Entitlements by transferring those rights to ETrans, which as a PTO will be a party to the TCA, and thus that such rights will remain available to the California ISO's transmission service customers. In exchange for the right to the transmission service, ETrans will pay to Reorganized PG&E all amounts owed by Reorganized PG&E to WAPA under Contract No. 2947A.


          The Back-to-Back Agreement thus provides necessary arrangements to maintain the current treatment of the Commission-jurisdictional wholesale transmission services (including over distribution facilities) that are included under the Existing Contracts, as well as the arrangements necessary to ensure that Entitlements are maintained. It defines an important relationship between PG&E and ETrans. At the same time, the Back-to-Back Agreement has been structured to ensure that there is no additional grandfathering of services (i.e., no additional Encumbrances, Existing Contracts, or Existing Rights are
 ----
established). That is, the Back-to-Back Agreement is structured to do nothing more than ensure the status quo is maintained.
                     ------ ---

          PG&E recognizes that the Commission currently is undertaking a number of initiatives that could result in the establishment of one or more Regional Transmission Organizations ("RTOs") in the West. In the event ETrans' facilities are transferred to an RTO different from the California ISO, the Back-to-Back Agreement obligates ETrans to make all arrangements with that RTO necessary to allow Reorganized PG&E to satisfy its transmission obligations under the Reorganized PG&E Contracts. Also, ETrans must use all reasonable efforts to permit PG&E, on a basis comparable to the treatment of existing contracts of other customers or members of such RTO, including ETrans, to obtain any necessary services from such RTO under the same rates, terms, and conditions applicable to the transmission services under the Reorganized PG&E Contracts, for the life of those contracts. Id. (S) 2.2.1. Like the treatment of
                                 ---
Encumbrances under the California ISO, this commitment will ensure that the transmission services under the Reorganized PG&E Contracts will be maintained, to the extent possible consistent with RTO rules and on a comparable basis. It thus represents an important protection to Reorganized PG&E and its wholesale customers. It helps ensure that such customers will be treated no differently than they would have been absent the Plan.

          The Back-to-Back Agreement seeks to maintain the status quo with
                                                           ------ ---
respect to the rates and charges under the Existing Contracts. Thus, the payment obligations of ETrans or Reorganized PG&E to the other will initially reflect pass-

David P. Boergers
November 30, 2001
Page 9


throughs of the payments under the Existing Contracts for the relevant services. That is, Reorganized PG&E will pay to ETrans the amounts Reorganized PG&E receives for transmission services from its wholesale customers under the Reorganized PG&E Contracts. Id. (S) 4.1.1. Similarly, ETrans will pay to
                            ---
Reorganized PG&E the amounts it receives from its wholesale customers under the ETrans Contracts for wholesale distribution service. Id. (S) 4.2.1. Again,
                                                     ---
nothing will change from the treatment of these services today; the Back-to-Back Agreement only ensures that the right to payments properly tracks the ownership of the relevant facilities.

          In the event either Reorganized PG&E or ETrans believes that a different rate under the Back-to-Back Agreement is warranted, it may file with the Commission to change that rate. Id. (S) 4.3. The only limitation is when the
                                    ---
other party to the Back-to-Back Agreement is not entitled to seek a change in the rate under the underlying Existing Contract; in that event Reorganized PG&E and ETrans have agreed that a rate change under the Back-to-Back Agreement is not warranted. See id. (S) 4.3.1. This is to protect either party that may be
               -------
restricted from seeking a rate change under any fixed rate (Mobile-Sierra)
                                                            -------------
provisions in the Existing Contracts assigned to or retained by that party. This limitation does not affect any customer under an Existing Contract.

          To the extent Reorganized PG&E or ETrans seeks a rate change under the Back-to-Back Agreement, the party subject to the changed rate could, if it so desired and if permitted under the Existing Contract, seek a corresponding change under the underlying Existing Contract. Reorganized PG&E and ETrans recognize that the customers under the Existing Contracts therefore may be interested in any proposal to change rates under the Back-to-Back Agreement and may wish to participate in any proceeding associated with such a rate change proposal. To ensure that those customers receive adequate notice of any proposed change under the Back-to-Back Agreement, Reorganized PG&E and ETrans agree that they will provide those customers with the same notice that would be provided if the customers were direct customers under the Back-to-Back Agreement. Id. (S) 6.1.4.5.
            ---

     B.   Transmission Availability Agreement
          -----------------------------------

          The purpose of the Transmission Availability Agreement is to maintain the grid conditions necessary to meet NRC requirements for the safe and reliable operation of DCPP. Under DCPP's operating license and other NRC requirements, an offsite power supply must be available and sufficient for safe shutdown and design basis accident mitigation. See, e.g., 10 C.F.R. Part 50, Appendix A,
                                  ---  ----
Criterion 17. These NRC requirements and implementing guidance

David P. Boergers
November 30, 2001
Page 10


documents include standards for sufficient transmission system conditions and operations.

          Currently, because PG&E has transferred operational control of its transmission facilities to the California ISO, license and NRC requirements are addressed in Appendix E to the TCA. Following the reorganization, the TCA will be assigned to ETrans, while a subsidiary of Gen will take ownership of DCPP. It thus is necessary for Gen to have arrangements in place to ensure that the NRC's requirements for grid operations associated with DCPP will be satisfied. The Transmission Availability Agreement provides those arrangements. It does not, however, provide transmission service to deliver DCPP output to retail or wholesale loads; rather, transmission service must be acquired for those purposes under the California ISO tariff.

          Under this Agreement, ETrans must use all reasonable efforts, including entering into appropriate arrangements with an ISO or RTO that controls ETrans' facilities, to maintain grid conditions consistent with DCPP licensing and other applicable NRC requirements. Transmission Availability Agreement, (S) 2.1. Initially, ETrans must take all reasonable steps necessary to ensure that the same protocols contained in Appendix E of the TCA remain in effect. Id. (S) 2.1.1. Thus, the purpose is to maintain the status quo.
        --                                                  ------ ---

          In addition, DCPP operating personnel must receive certain information to ensure that system conditions continuously satisfy NRC requirements. That information is addressed today in Appendix E to the TCA, under which certain information is made available to DCPP operating staff. The Transmission Availability Agreement provides that such information will continue to be provided to the DCPP operating personnel to the extent necessary to ensure that NRC requirements are being satisfied. Specifically:

  . ETrans will notify DCPP operating staff of impaired or potentially degraded grid conditions that would impact DCPP's compliance with NRC requirements, and when grid conditions have been restored following such an impairment or degradation. Id. (S) 3.1.
                  ---

  . ETrans will transfer to DCPP operating staff the results and conclusions of all system studies and audits that impact DCPP's compliance with NRC requirements. Id. (S) 4.2.
                   ---

          As noted, the provisions of the Transmission Availability Agreement are designed to maintain the status quo. Appendix E of the Transmission Control
                             ------ ---
Agreement provides that system operating procedures must be in place to ensure that system operating conditions are evaluated, assessed, and immediately communicated

David P. Boergers
November 30, 2001
Page 11


to DCPP operating staff. See TCA, Appendix E at Original Sheet No. 197 (included
                         ---
as Attachment 1 to the Transmission Availability Agreement). It also provides that procedures and programs will be in effect to ensure that DCPP operating staff is notified of any condition which renders necessary power supply unavailable for safe shutdown and emergency purposes. Id. at 198. Finally, PG&E
                                                      ---
must receive study results, including revisions, updates, and annual assessments. Id. These requirements are necessary to satisfy NRC licensing
             ---
rules. In fact, as noted in paragraph 14 of Appendix E, DCPP must submit to the NRC information PG&E receives under that Appendix. Id. at 200. The Transmission
                                                   ---
Availability Agreement is designed to support this required exchange of information./7/

          Because Gen may not have direct privity of contract with an ISO or RTO, it is necessary to ensure that ETrans seek to enforce any pertinent obligations of an ISO or RTO. The Agreement provides that ETrans will take all reasonable steps (or, if Gen elects, will use the higher best efforts standard) necessary to enforce the obligations of an ISO or RTO established in accordance with the Agreement.

____________________

/7/ PG&E also notes that the Transmission Availability Agreement specifies that
    ETrans will share information only with DCPP operating personnel. Although the DCPP personnel are located within Gen, they are not themselves wholesale merchant function personnel, because they do not engage in wholesale merchant activities (i.e., they do not direct, organize, or execute trades).
                         -----
    See American Elec. Power Serv. Corp., 81 FERC (P) 61,332, at 62,513 (1997).
    -------------------------------------
    Rather, these personnel need access to the information in question solely to preserve the reliability of the Diablo plant and surrounding transmission system in accordance with NRC requirements. To the extent the function they perform may be considered a reliability function within the ambit of Order No. 889, they are not prohibited from conducting it and having access to transmission information to conduct it so long as they are not "conduits" to pass transmission information to personnel engaged in wholesale merchant functions. See Dayton Power & Light Co., 87 FERC (P) 61,327 (1999)
               --- -------------------------
    (approving reliability function of, including access to transmission information by, generation plant personnel who reported ultimately to an officer responsible for the wholesale merchant function, so long as they did not act as conduits) ("Dayton"). As in Dayton, the DCPP operators will not:
                           ------          ------
    (1) perform wholesale merchant functions; (2) report to a wholesale merchant function employee engaged in directing, organizing, or executing wholesale merchant function activities; or (3) act as conduits to pass transmission information to employees of Gen or affiliates who are engaged in wholesale merchant function activities. These protections, as well as any others that may be required to ensure compliance with the standards of conduct commitments in the 203 application referenced above, will be set forth in the standards of conduct that will be filed prior to the effective date of the Plan.

David P. Boergers
November 30, 2001
Page 12


Because such action ultimately is for the benefit of Gen, Gen will reimburse ETrans for the reasonable costs ETrans incurs when enforcing such obligations. Id. (S)(S) 2.5, 2.6.
---

          The Agreement generally does not provide for any payments from Gen to ETrans. As noted above, grid requirements associated with DCPP currently are addressed in the TCA, which does not include any payment obligations in this regard. There thus initially is no need to require payments from Gen to ETrans. The limited exception is in those circumstances when ETrans will incur additional costs to satisfy the requirements of the Agreement, specifically:

     . As noted above, Gen is responsible for the reasonable costs incurred by
       ETrans when enforcing an ISO's or RTO's obligations related to DCPP. Id.
                                                                            ---
       (S) 2.5.

     . Gen is responsible for costs charged by an ISO or RTO associated with disseminating information directly to Gen. Id. (S) 3.2.
                                                  ---

     . Gen is responsible for the cost of studies or audits related to DCPP. Id.
                                                                             ---
       (S)(S)  4.1, 4.3.

To the extent ETrans is allocated or otherwise incurs costs under the Agreement and such costs are not otherwise recovered by ETrans, it can seek to include costs under the Agreement through a filing with the Commission, which Gen may contest. Id. (S)(S) 8.2, 8.3.
          ---

          As the description above makes clear, this Agreement provides for the maintenance of grid conditions, not for the provision of transmission or power services. However, practices that significantly affect jurisdictional rates and services must be filed. See, e.g., City of Cleveland v. FERC, 773 F.2d 1368,
                         ---  ----  -------------------------
1376 (D.C. Cir. 1985). The Commission has significant flexibility to determine which practices satisfy this standard. See Prior Notice and Filing Requirements
                                        --- ------------------------------------
under Part II of the Federal Power Act, 64 FERC (P) 61,139 at 61,987 (1993).
--------------------------------------
ETrans is filing the Transmission Availability Agreement because it believes that this contract meets the standard requiring a filing with the Commission. The terms and conditions of grid operations under NRC licenses and requirements significantly affect Commission-jurisdictional transmission services. For example, requirements relate to the number of transmission lines that must be maintained into the DCPP switchyard and minimum grid voltages that must be maintained. See TCA Appendix E. Further, as noted above these requirements
             ---
currently are included in the TCA, which is on file with the Commission. These terms and conditions thus currently are on file with the Commission.

David P. Boergers
November 30, 2001
Page 13


     C.  Generation Interconnection Agreements
         -------------------------------------

     There are three generation interconnection agreements included in this filing: (1) the Gen IA; (2) the Hunters/Humboldt IA; and (3) the Distribution Level Generation IA (collectively, the "Generation Interconnection Agreements"). The purpose of the Generation Interconnection Agreements is to provide for the interconnection and coordinated operation of the equipment that forms the interconnection between the PG&E transmission/distribution system and the existing generation connected to that system.

  . The Gen IA governs the 78 Points of Interconnection between the generation facilities that will be owned by Gen and the ETrans transmission system, including 75 conventional hydroelectric projects, Helms Pumped Storage Power Plant, and Diablo Canyon Nuclear Power Plant (which has two interconnections).

  . The Hunters/Humboldt IA governs the interconnection of the Hunters Point Power Plant and Humboldt Bay Power Plant generation facilities (each of which will be retained by Reorganized PG&E) to the ETrans transmission system.

  . The Distribution Level Generation IA governs the interconnection of 11 Points of Interconnection between hydroelectric generating facilities that will be owned by Gen and the distribution level facilities that will be owned by Reorganized PG&E.

          All three agreements are based on a form of agreement that PG&E currently uses as the basis for interconnection agreements with non-affiliated generators. This form of agreement addresses the issues typically addressed in generation interconnection agreements, including the right to interrupt service to or disconnect a Point of Interconnection, standards for interconnections, operating responsibilities of the parties, and modifications to Points of Interconnection. The form of agreement does not provide for transmission service or the sale of power or ancillary services.

          In reviewing the existing form of agreement, the parties determined there were a number of provisions that are somewhat outdated or which could be improved upon, and the Generation Interconnection Agreements therefore are somewhat different from the form of agreement that PG&E recently has used for other generation interconnection agreements. The Applicants recognize that they are required to offer to third parties the same terms and conditions that they negotiated among themselves. See Michigan Electric Transmission Co., 97 FERC
                             --- ----------------------------------
(P) 61,186

David P. Boergers
November 30, 2001
Page 14


(2001). Accordingly, PG&E commits to offer the same terms and conditions that are in the Generation Interconnection Agreements to any eligible customer that seeks to establish a new generation interconnection; this offer is effective immediately (i.e., applies prior to consummation of the Plan)./8/ PG&E
             ----
also commits to modify, at the request of any customer, any existing generation interconnection agreement as necessary to incorporate provisions included in the Generation Interconnection Agreements.

          One of the provisions in the Generation Interconnection Agreements that is consistent with the PG&E form of agreement is the treatment of technical standards for existing generating facilities. When PG&E divested much of its thermal generation to non-affiliates in 1998 and 1999, it did not require those existing generating facilities to conform to the technical requirements that apply to new generators that connect to the PG&E transmission system. (Those standards, applicable to new generators, are set forth in the PG&E Interconnection Handbook.) PG&E has provided similar "waivers" to existing qualifying facilities under PURPA ("QFs") that converted to merchant plant status and, in the process, were required to sign an interconnection agreement based on the PG&E form of agreement./9/ The Generation Interconnection Agreements therefore continue this practice and do not require PG&E's existing generation facilities to conform to any new technical requirements simply because of the corporate reorganization. However, as is the case with PG&E's current form of agreement, the Generation Interconnection Agreements allow ETrans to require existing facilities be upgraded to meet current standards if ETrans later determines that is necessary for safety or reliability purposes. Further, for new Points of Interconnection Gen will be required to meet current Handbook standards to the same extent as non-affiliated generators.

          PG&E recognizes that the Commission has issued an Advance Notice of Proposed Rulemaking ("ANOPR") in Docket No. RM02-1 that proposes to develop a form generation interconnection agreement for use by all transmission

_________________

/8/ ETrans also is willing to commit to offer the same terms and conditions to its new generation interconnection customers after the Plan effective date. However, ETrans expects that by that time the Commission will have issued its form generation interconnection agreement in Docket No. RM02-1 and that ETrans will be required to use the Commission's form agreement.

/9/ See, e.g., Pacific Gas and Electric Co., Docket No. ER01-2904 (Letter Order
    ---  ----  ----------------------------
    dated October 17, 2001)(Interconnection Agreement between PG&E and Los Alamos Energy, LLC); Pacific Gas and Electric Co., Docket No. ER01-932
                         -----------------------------
    (Letter Order March 6, 2001)(Interconnection Agreement between PG&E and Aera Energy, LLC).

David P. Boergers
November 30, 2001
Page 15


owners. The ANOPR, and the form agreement attached to it, principally address issues associated with new generation, such as the queue for interconnection requests and cost responsibility for upgrades associated with the interconnection. It is therefore not clear at present whether this form agreement will apply to Gen's and Reorganized PG&E's existing generators and, if so, exactly what provisions will be included in the final version of the form agreement. PG&E is therefore filing its three Generation Interconnection Agreements to ensure that the necessary contractual arrangements are in place to facilitate a timely consummation of the Plan. However, in the event a Final Rule issues that would apply a generic form agreement to Gen's and Reorganized PG&E's existing generators, Applicants will conform the Generation Interconnection Agreements to the requirements of the Final Rule.

          Finally, it is expected that there will be Generator Special Facilities Agreements ("GSFAs") required for at least some of the Points of Interconnection. The purpose of these GSFAs will be to allocate to specific generators those interconnection costs that are not properly included in ETrans' transmission rates under current Commission policy. Any such GSFAs will be filed no less than 60 days prior to consummation of the Plan.

     D.   Load IA Between ETrans and  PG&E
          ---------------------------------

          The purpose of the Load IA between ETrans and Reorganized PG&E is to establish the contractual arrangements that will govern the interconnection and coordinated operation of their respective transmission and distribution systems following consummation of the Plan. The Load IA addresses the issues that are typically addressed in such agreements, such as determination of interconnection capacity, modification of Points of Interconnection, defining the operational responsibilities of the parties, access, and metering. Consistent with the Commission's policy on interconnection agreements, the Load IA does not provide for transmission service, nor does it include any provisions regarding the sale of power or ancillary services.

          The Load IA was modeled on PG&E's current interconnection agreements with non-affiliates. PG&E recently has filed several interconnection agreements with load serving entities such as the Northern California Power Agency ("NCPA") and the Lassen Municipal Utility District ("LMUD"), and the Load IA is based largely on these agreements./10/ The NCPA and LMUD Agreements have some

_____________________

/10/ PG&E was unable to reach agreement on all terms with NCPA, and that agreement therefore was filed in unexecuted form. Pacific Gas and Electric
                                                       ------------------------
     Co., Docket No. ER01-2998 (filed Aug. 31, 2001). The LMUD agreement was
     ----
     filed

David P. Boergers
November 30, 2001
Page 16


differences among themselves, so the Load IA of necessity will vary from one or the other of these agreements. However, those differences for the most part are not material.

          PG&E describes below the few material differences that exist between these existing agreements with non-affiliates and the Load IA. To the extent PG&E's existing wholesale customers believe these modifications should apply to their interconnection agreements as well, PG&E commits to amend those agreements as necessary to accomplish that objective.

          The first difference relates to the scope of the agreement. There are over 900 Points of Interconnection under the ETrans/PG&E Agreement, whereas no other interconnection agreement deals with more than 10 Points of Interconnection. This difference in scope requires changes to be made for contract administration purposes. For example, rather than file an amendment with the Commission every time the interconnection capacity of one of these 900+ Points of Interconnection changes, ETrans will list the Points of Interconnection on a Web site that will be accessible by the Commission and Reorganized PG&E and make changes to the information on the Web site, much as changes to available transmission capacity currently are tracked on OASIS.

          The second difference relates to the requirements for metering the existing Points of Interconnection. PG&E's existing agreements with wholesale customers require those customers to install adequate metering to enable accurate information on the loads of the wholesale customers to be obtained for purposes of billing these customers for jurisdictional services. This requirement, embodied in each such agreement, was accepted by the Commission. Following consummation of the Plan, existing wholesale customers will be billed using the same meters that are used for such billing today. Reorganized PG&E will be billed for jurisdictional services by deducting, or "netting out," the loads of wholesale customers(including Reorganized PG&E's Contracts loads) from the total load on the ETrans system, as is done today in apportioning costs between PG&E's wholesale and retail customers.

          ETrans therefore is not permitted under the Load IA to require the construction of new metering or other equipment by Reorganized PG&E for existing Points of Interconnection. PG&E currently has an agreement with the California ISO that governs the necessary metering, protective devices and other equipment that is required at each Point of Interconnection with its distribution system. The current configuration has been found by the ISO to be adequate for the safe, reliable

___________

   as a bilateral contract in executed form. Pacific Gas and Electric Co.,
                                             -----------------------------
   Docket No.ER00- 2599 (Letter Order dated July 10, 2000).

David P. Boergers
November 30, 2001
Page 17


operation of the transmission system. As described above, PG&E's current practice for generation interconnection agreements is to permit existing facility configurations to be retained without modification if those configurations do not threaten safety or system reliability, and the Load IA adopts this practice to preserve existing load interconnection arrangements. The cost of installing additional metering on the large number of existing points of interconnection would likely exceed $200 million and could approach $300 million. This enormous expense is not necessary for the safe and reliable operation of the ETrans transmission system, as noted above. In addition, such an expense could affect the financial viability of the Plan, as well as substantially affect the rates charged to PG&E's customers.

          Applicants wish to emphasize that Reorganized PG&E will be treated the same as any other wholesale customer with respect to new Points of Interconnection that are similar to the Points of Interconnection that PG&E has established with its other customers. The Load IA obligates PG&E to install the same equipment at its new Points of Interconnection that other load interconnection customers have been obligated to install at their own Points of Interconnection.

          Finally, as is the case under the Generation Interconnection Agreements, the Load IA obligates PG&E to upgrade or install new equipment at its existing Points of Interconnection if it is necessary to do so for safety or system reliability purposes. Thus, the initial decision to leave existing Points of Interconnection unmodified from their current configuration cannot have an adverse impact on safety or reliability.

          The third difference concerns the issue of cost allocation. The form of agreement used for other entities does not explicitly address responsibility for upgrades to the transmission network. To provide greater certainty, and to conform with existing Commission policy, the Load IA adopts the current Commission policy that upgrades to the transmission network will be rolled in to ETrans' generally applicable revenue requirement. In the event that the Commission decides that such treatment is not appropriate for a specific facility, the agreement also provides that ETrans will provide for different treatment of the upgrade costs if so directed by the Commission.

          Finally, to comply with the Michigan Electric decision and ensure
                                      -----------------
comparable treatment to other wholesale customers, ETrans hereby commits to amend any Interconnection Agreement with any load serving entity to incorporate provisions in the Load IA, upon that entity's request. This includes changes that would permit the retention of existing configurations at Points of Interconnection, subject to the same requirement applicable to PG&E that ETrans can order an upgrade to existing equipment in order to ensure the safe and reliable operation of

David P. Boergers
November 30, 2001
Page 18

the transmission system./11/ ETrans also is willing to include the language regarding cost allocation in the agreements with other load serving entities.

III.  OTHER REQUIRED INFORMATION

      A.  Effective Date
          --------------

          As noted above, the Applicants request the Commission to place the Agreements into effect on the Plan effective date, which is expected to be on or before December 31, 2002. The Applicants request a waiver of Section 35.3 of the Commission's regulations to permit such an effective date.

      B.  Remaining Requirements and Waivers
          ----------------------------------

          All requisite agreements to this filing have been obtained.  See 18
                                                                       ---
C.F.R. (S) 35.13(b)(6). The Commission's regulations require a statement showing any expenses or costs that have been alleged or judged in any administrative or judicial proceeding to be illegal, duplicative, or unnecessary costs that are demonstrably the product of discriminatory practices. Id. (S)
                                                                      ---
35.13(b)(7). ETrans and Reorganized PG&E state that there are no such costs associated with the Agreements filed herewith.

          The Commission's regulations also require statements comparing sales, services, and revenues associated with the rate schedule change. See id. (S)
                                                                  --- ---
35.13(c).  This filing, however, does not propose any rate change.

          A form of notice suitable for publication in the Federal Register is
                                                           ------- --------
attached hereto in hard copy and on diskette.

          To the extent necessary, ETrans and Reorganized PG&E request the Commission to waive any and all other requirements under Part 35 of the Commission's regulations.

      C.  Posting
          -------

          ETrans and Reorganized PG&E are serving a copy of this filing on each of the wholesale customers that are currently a party to an Existing Contract with PG&E, as well as on the California Public Utilities Commission.

_________________

/11/ Of course, ETrans does not have the authority to waive whatever independent rights the California ISO may have to order an entity to install new facilities.

David P. Boergers
November 30, 2001
Page 19


IV.  COMMUNICATIONS

          The names and addresses of the persons authorized to receive notices and communications with respect to this filing are as follows:

     Joshua Bar-Lev                     John Moot
     Stuart K. Gardiner*                Matthew Estes
     Pacific Gas and Electric Company   Glen Bernstein*
     Law Department, Mail Code B30A     Skadden, Arps, Slate, Meagher
     77 Beale Street                    & Flom LLP
     P.O. Box 7442                      1440 New York Ave., N.W.
     San Francisco, California 94120    Washington, D.C. 20005
     415-973-2040                       202-371-7000

     Earle O'Donnell
     Donna Attanasio*
     Dewey Ballantine, LLP
     1775 Pennsylvania Ave., N.W.
     Washington, D.C. 20006
     202-429-2327

     *Persons designated for official service pursuant to Rule 2010. ETrans and Reorganized PG&E request the Commission to permit inclusions of three persons on the official service list.

                                        Respectfully submitted,


                                        /s/ Matthew S. Estes

                                        John Moot
                                        Matthew Estes
                                        Glen Bernstein
                                        Skadden, Arps, Slate, Meagher
                                        & Flom LLP
                                        1440 New York Avenue, N.W.
                                        Washington, D.C. 20005
                                        202-371-7000

Attachments